EXHIBIT EX-99.D5


                                    FORM OF
                             SUB-ADVISORY AGREEMENT


      Investment Sub-Advisory Agreement (the "Agreement") dated this 1st day of October, 2008 by and between Commonwealth Capital Management, LLC, a Virginia limited liability company (the "Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended, and Frantzen Capital Management, Inc. (the "Sub-Adviser"), a registered investment adviser under the Investment Advisers Act of 1940, as amended.

      WHEREAS, The World Funds Trust. (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and consists of one or more series of shares, each having its own investment objective and policies and each with one or more separate classes of shares;

      WHEREAS, the Trust has retained the Adviser to furnish investment advisory and management services to the Frantzen Small Cap Growth Fund, the Frantzen Large Cap Growth Fund and the Frantzen Growth and Income Fund, each a series of the Trust (the "Funds"), subject to the control of the Trust's Board of Trustees (the "Board" or the "Trustees"), and the Adviser is willing to so furnish such services; and

      WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in furnishing investment advisory and management services to the Funds, subject to the control of the Adviser, and the Sub-Adviser is willing to so furnish such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be bound, it is agreed between the parties hereto as follows:

1. Appointment. The Adviser, as permitted by the investment advisory agreement by and between the Trust and the Adviser, hereby appoints the Sub-Adviser to act as the sub-adviser to the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

2. Duties of the Sub-Adviser. Subject to the supervision of the Adviser, the Sub-Adviser will assist the Adviser in managing the investment and reinvestment of the assets of the Funds, and will continuously review, supervise, and administer the investment program of the Funds, to determine in its discretion the securities to be purchased or sold, to provide the Trust and Commonwealth Shareholder Services, Inc. (the "Administrator") with records concerning the Sub-Adviser's activities which the Trust is required to maintain, and to render regular reports to the Adviser, the Trust's officers and Board and to the Administrator, concerning the Sub-Adviser's discharge of the foregoing responsibilities.

      The Sub-Adviser shall discharge the foregoing responsibilities subject to the control of the Adviser and the Trust's Board and in compliance with such policies as the Board may from time to time establish, and in compliance with the objectives, policies and limitations for the Funds as set forth in the Funds' prospectus and statement of additional information, as amended from time to time, and applicable laws and regulations. The Trust will instruct each of its agents and contractors to cooperate in the conduct of the business of the Funds.

      The Sub-Adviser accepts such employment and agrees, at its own expense, to render the services and to provide the office space, furnishings, and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

3. Portfolio Transactions. The Sub-Adviser is authorized to select the brokers and dealers that will execute the purchases and sales of portfolio securities for the Funds and is directed to use its best efforts to obtain the best price and execution for the Funds' transactions in accordance with the policies of the Trust as set forth from time to time in the Funds' prospectus and Statement of Additional Information. The Sub-Adviser will promptly communicate to the Trust and to the Administrator such information relating to portfolio transactions as they may reasonably request.

      It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Trust to an unaffiliated broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Funds' prospectus and statement of additional information. Subject to the foregoing, the Sub-Adviser may direct any transaction of the Funds to a broker which is affiliated with the Adviser or Sub-Adviser in accordance with, and subject to, the policies and procedures approved by the Board pursuant to Rule 17e-1 under the 1940 Act. Such brokerage services are not deemed to be provided under this Agreement.

4. Compensation of the Sub Adviser. For the services to be rendered by the Sub-Adviser under this Agreement, the Adviser shall pay to the Sub-Adviser compensation at the rate specified in the Schedule attached hereto and made a part of this Agreement. Such compensation shall be paid monthly to the Sub-Adviser and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached Schedule, to the assets. The fee shall be based on the average daily net assets for the month involved.

      All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5. Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Funds.

6. Reports. The Sub-Adviser agrees to furnish to the Adviser and the Trust current information required for the preparation by such parties of prospectuses, statements of additional information, proxy statements, reports to shareholders, certified copies of the Funds' financial statements, and to furnish such other information and documents with regard to its affairs as each may reasonably request.

7. Status of the Sub-Adviser. The services of the Sub-Adviser to the Adviser and to the Trust are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others so long as its services to the Adviser and to the Trust are not impaired thereby.

      Pursuant to comparable agreements, the Adviser and/or the Trust may also retain the services of the Sub-Adviser to serve as the investment advisor or sub-adviser to other series of the Trust.

8. Books and Records. In compliance with the requirements of the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Trust are the property of the Trust, and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by the 1940 Act, and the rules or orders there under, the records required to be maintained by the 1940 Act.

9. Limitation of Liability of Sub-Adviser. The duties of the Sub-Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Sub-Adviser hereunder. The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Adviser in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (as used in this paragraph 9, the term "Sub-Adviser" shall include directors, officers, employees and other corporate agents of the Sub-Adviser as well as that corporation itself).

10. Permissible Interest. Trustees, agents, and shareholders of the Trust or the Adviser are or may be interested in the Sub-Adviser (or any successor thereof) as directors, officers, or shareholders, or otherwise; directors, officers, agents and shareholders of the Sub-Adviser are or may be interested in the Trust or the Adviser as directors, officers, shareholders or otherwise; and the Sub-Adviser (or any successor) is or may be interested in the Trust or the Adviser as a shareholder or otherwise. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser or Sub-Adviser if approved by the Trust's Board of Trustees subject to the rules and regulations of the U.S. Securities and Exchange Commission, and the policies and procedures adopted by the Trust.

11. Duties and Termination. This Agreement shall become effective on the date first above written subject to its approval by the shareholders of the Funds and unless sooner terminated as provided herein, shall continue in effect for two
(2) years from that date. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually (a) by the vote of a majority of those members of the Trust's Board who are not parties to this Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of either the Board or of a majority of the outstanding voting securities (as that term is defined in the 1940 Act) of the Funds. Notwithstanding the foregoing, this Agreement may be terminated by the Adviser, the Funds or by the Trust at any time on sixty (60) days' written notice, without the payment of any penalty, provided that termination must be authorized either by vote of the Board or by vote of a majority of the outstanding voting securities of the Funds or by the Sub-Adviser on sixty (60) days written notice. This Agreement will automatically terminate upon the termination of the Investment Advisory Agreement between the Adviser and the Trust with respect to the Funds. This Agreement will automatically terminate in the event of its assignment (as that term in defined in the 1940 Act).

12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Funds' outstanding voting securities (as defined in the 1940 Act).

13. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the address stated below:

      (a) To the Trust at: 8730 Stony Point Parkway Suite 205 Richmond, Virginia 23235

      (b) To the Adviser at: 8730 Stony Point Parkway Suite 205 Richmond, Virginia 23235

      (c) To the Sub-Adviser at: Two Harbour Place 302 Knights Run Avenue, Suite 930 Tampa, FL 33602



14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

15. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Virginia, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Virginia, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

16. Entire Agreement. This Agreement consists of the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior writings and understandings relating thereto.

17. Counterparts. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                     COMMONWEALTH CAPITAL MANAGEMENT, LLC



                     BY:  ___________________________________
                                 John Pasco, III
                          President


                     Frantzen Capital Management, Inc.



                     BY: ____________________________________

                                  Eric Frantzen
                          Chief Executive Officer

                                  SCHEDULE A TO

                             SUB-ADVISORY AGREEMENT

                                 BY AND BETWEEN

               COMMONWEALTH CAPITAL MANAGEMENT, LLC
               AND FRANTZEN CAPITAL MANAGEMENT, INC.




                             ON BEHALF OF THE FUNDS:



      Pursuant to Paragraph 4 of the Sub-Advisory Agreement, dated July 30th 2008 between Commonwealth Capital Management, LLC (the "Adviser") and Frantzen Capital Management, Inc. for the Frantzen Small Cap Growth Fund a series of World Funds Trust. (the "Fund"), the Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

      The amount of such fee shall be 0.55%

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Pursuant to Paragraph 4 of the Sub-Advisory Agreement, dated July 30th 2008 between Commonwealth Capital Management, LLC (the "Adviser") and Frantzen Capital Management, Inc. for the Frantzen Large Cap Growth Fund a series of World Funds Trust. (the "Fund"), the Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

      The amount of such fee shall be 0.45%
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Pursuant to Paragraph 4 of the Sub-Advisory Agreement, dated July 30th 2008 between Commonwealth Capital Management, LLC (the "Adviser") and Frantzen Capital Management, Inc. for the Frantzen Growth and Income Fund a series of World Funds Trust. (the "Fund"), the Adviser shall pay to the Sub-Adviser compensation at an annual rate as follows:

      The amount of such fee shall be 0.45%